                                                                      Exhibit 1



STEPHEN R. HARRIS, ESQ.
BELDING & HARRIS
Nevada Bar No. 001463
417 West Plumb Lane
Reno, Nevada 89509
Telephone- (702) 786-7600
Facsimile: (702) 786-7764

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF NEVADA

IN RE:

POWERTEL USA, INC.,
formerly known as                                      Case No. BK-97-30265-BMG
NEVADA ENERGY COMPANY, INC.,                           (Chapter 11)
also formerly known as
MUNSON GEOTHERMAL, INC.,
Debtor.                                                Hrg. DATE: June 29, 1998
                                                       and TIME: 2:00 p.m.

_____________________________________/




            DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO
                             11 U.S.C. SECTION 1125
                             ----------------------

              IMPORTANT INFORMATION FOR CREDITORS AND SHAREHOLDERS
              ----------------------------------------------------
                                       of
                                       --
                               POWERTEL USA, INC.
                               ------------------
                               (formerly known as
                           Munson Geothermal, Inc. and
                          Nevada Energy Company, Inc.)

                           [MATERIAL HAS BEEN DELETED]

         6.     WHAT IS THE NATURE OF THE PLAN?

         Debtor has proposed a Plan which has four main components-

                a. Creditors

         Each Creditor will be assigned to one of eight classes of Creditors. There is a ninth class for Disputed Claims of Creditors and a tenth class for Equity Interest holders.

         With the exception of four classes, all Creditors will be paid in full in Cash on the Effective Date, which is one hundred twenty (120) days after the Plan has been approved by the Court.

         Four classes of Creditors (CLASS 4, Allowed Priority Tax Claims, CLASS 5, Allowed Claims of Secured Creditors, CLASS 7, Allowed Claims of general Unsecured Creditors of Claims in Excess of $1,200, and CLASS 8, Claims of Nevada Energy Partners, Ltd. and others) will be paid a percentage of their Claim based upon the dollar amount of their Claim or will otherwise receive on the Payment Date less than 100.0% of the amount of each Claim. Because Creditors in Classes 4, 5, 7 and 8 will not receive 100.0% of their Claims in Cash, the Creditors in these Classes are considered to be "Impaired" and, therefore, Creditors in Classes 4, 5, 7 and 8 are the only Creditors who will be allowed to vote on acceptance or rejection of the proposed Plan.

         As to the Creditors in CLASS 4, the Plan provides that these Claims will be paid in Cash in sixteen (16) equal quarterly installments over a four
(4) year term with the first payment being made on the Payment Date.

         As to Creditors in CLASS 5, the Plan provides that these Claims will be paid in full in Cash on the Effective Date or, alternatively, at the Debtor's sole option, in equal monthly installments, the first installment to be made on the Payment Date and continuing over a term consisting of thirty (30) months, or upon such other terms as may be agreed upon between the Creditor and Debtor.

         As to the Creditors in CLASS 7, the Plan provides that the Creditor may elect to receive either (1) a lump sum payment of $1,200 on the Effective Date,
(2) a combination of Cash and Class A Common Stock, or (3) all stock.

         As to CLASS 8, which has multiple parties-in-interest, Debtor is proposing the Court ratify its settlement of litigation and a compromise of claims involving the Class 8 claimants.

         As to CLASS 9, that class has been reserved for disputed claims.

                b.    EQUITY INTEREST HOLDERS

         As to the Equity Interest Holders in CLASS 10, most shareholders owning Class A Common Stock are also entitled to vote on acceptance of the Plan. These shareholders entitled to vote are any shareholder of record holding Class A Common Stock on May 21, 1998 except any shareholder who acquired Class A Common Stock subsequent to May 3, 1996 and (a) who failed to file a Proof of Interest or (b) filed a Proof of Interest which Proof of Interest has been disputed by Debtor. The capitalization of Debtor will be significantly effected as follows:

                      i. Class B Common Stock will be converted to Class A Common Stock, and there will be a reverse stock split to reduce the number of shares to no less than 500,000 and no more than 20,000,000. Thereafter, the Series A and Series C Preferred Shares and the Class 6 Common Stock shall be deemed to be extinguished by Amendment to the Articles of Incorporation;

                      ii. The Series B Preferred Shares shall be repurchased by Debtor. The Articles of Incorporation will be amended to extinguish Series B Preferred Shares and to establish a new class of preferred shares called "Special Stock."

                      iii. All Class A Common Stock issued after May 3, 1996 will be rescinded and deemed to be null and void ab initio. except as to shareholders who are (i) bona fide purchasers for value, and (ii) filed a Proof of Interest on or before November 10, 1997, which Proof of Interest was not disputed by the Debtor.

                      iv. The reverse stock split effect by NEC in January 1997 will be deemed null and void ab initio.

                      v. By virtue of the conversion of the Class B Common Stock to Class A Common Stock and the issuance of Class A Common Stock in conjunction with the acquisition of Diego Tel, there will be substantial dilution of the equity interest of the Class A Common Stock shareholders of record as of May 3, 1996, whose interest will be diluted from 100% of the issued and outstanding Class A Common Stock to 15.0%.

                  c.  JUDICIAL ACTIONS

         Promptly after the Confirmation Date, the Bankruptcy Court shall enter, an Order to the effect that:

                      i. All Common and Preferred Stock issued by Debtor subsequent to May 3, 1996 is null and void ab initio, except as to shareholders who (i) are bona fide purchasers for value, and (ii) have filed a Proof of Interest on or before November 10, 1997, which Proof of Interest was not contested by the Debtor;

                      ii. The election of Michael Kassouff as a Director is hereby ratified and all subsequent elections of officers are also ratified.

                      iii. The 1:6 reverse stock split effected by Debtor in January 1997 is null and void ab initio;

                      iv. The amendments to Debtors Articles of Incorporation filed with the Secretary of State for the State of Delaware in January 1997 are null and void ab initio;

                      v. Any claimed security interest of Brady Geothermal Park Power Partners against any asset of Debtor is null and void.

                      vi. The following actions taken by the Debtor's Board of Directors are null and void ab initio:

                           (a.)    Proposal to Amend Corporate Name and Symbol
                           (b.)    Proposal to Increase Authorized Shares
                           (c.)    Proposal to Increase Authorized Class B
                                   Shares
                           (d.)    Proposal to Authorize Class C Stock
                           (e.)    Proposal to Authorize Lease Guaranty for
                                   Santa Barbara Property
                           (f.)    Debtor reserves the right to amend,
                                   supplement or modify this listing upon
                                   further investigation of the corporate
                                   records.

                      vii. The Debtor is authorized to retain and to enforce any claims or interests which the Debtor has or may have pursuant to the Bankruptcy Code, whether or not such claims or interests have, been lodged in an adversary proceeding commenced prior to the Confirmation of the Plan.

                      viii. Debtor is granted 120 days from the confirmation Date to cure all defaults, if any, to National Union Fire Insurance Company, pursuant to policy number 445-5300, renewal of policy number 443-38-50, and is authorized to reserve all rights to pursue any and all remedies covered by said policy.

                      ix. Debtor shall be authorized to take all necessary steps to effect the above.

                  d.  LITIGATION AND CLAIMS.

         Debtor has entered into settlements with various creditors, litigants and other parties, the most significant of which is the settlement with NEP. The Court will (1) ratify those Settlements and (2) authorize the Debtor to retain and to enforce any claims or interests which the Debtor has or may have pursuant to the Bankruptcy Code.